COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY COMPANY UPDATES FULL YEAR 2014 OPERATING AND FINANCIAL GUIDANCE

HOUSTON, May 06, 2014 – Swift Energy Company (NYSE: SFY) announced today revised operating and financial guidance estimates for the 2014 calendar year in anticipation of the scheduled June 30, 2014 closing of a joint venture with Saka Energi Indonesia, covering the Company’s Fasken area in Webb County, Texas.

Swift Energy is expected to receive approximately $150 million in total cash consideration upon closing of this joint venture agreement, subject to actual production, pricing and capital expenditures between the effective date of January 1, 2014 and anticipated closing of June 30, 2014. The funds received at closing will be used for general corporate purposes and to reduce the amount drawn on the Company’s bank credit facility of which the $450 million borrowing base will be reduced by a pre-determined amount of $34.2 million upon closing of the transaction.

Terry Swift, CEO of Swift Energy, remarked, “Our recently announced strategic joint venture in our Fasken area improves our liquidity and allows us to continue our operational efficiency gains in South Texas. As a result, we are raising our capital expenditure levels to $350 -$400 million from previous levels of $300 - $350 million. This additional spending in 2014 will be directed to our high value natural gas and liquids rich development programs in South Texas. We expect to drill 6-12 additional wells in this year’s program and are revising our production estimates to 11.5 – 11.8 million barrels of oil equivalent (“MMboe”) from our prior estimates of 11.3 – 11.8 MMboe. This adjustment to our 2014 work program allows us to achieve our previously guided production volumes even though Swift Energy’s interest in Fasken will be reduced beginning June 30 (the scheduled joint venture closing date) by just more than one-third under the terms of the joint venture agreement.”

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and in the inland waters of Louisiana.

About Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements, including targets for 2014 production and reserves growth, per well costs and per BOE costs, and estimates of 2014 capital expenditures and guidance estimates for the second quarter of 2014 and full-year 2014. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves, availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
SECOND QUARTER AND FULL YEAR 2014
GUIDANCE ESTIMATES

	Guidance For Second Quarter 2014 (Note 1)			Guidance For Full Year 2014
Production Volumes (MMBoe)	2.95	-	3.10	11.50	-	11.80

Production Mix:
Natural Gas (Bcf)	10.37	-	10.90	37.1	-	38.1
Crude Oil (MMBbl)	0.81	-	0.85	3.63	-	3.72
Natural Gas Liquids (MMBbl)	0.42	-	0.44	1.69	-	1.74
Product Pricing (Note 2):
Natural Gas (per Mcf)
NYMEX Differential (Note 3)	($0.40)	-	($0.65)	($0.45)	-	($0.70)
Crude Oil (per Bbl)
NYMEX differential (Note 4)	($5.00)	-	---	($4.00)	-	$1.00
NGL (per Bbl)
Percent of NYMEX Crude	30%	-	35%	30%	-	35%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$8.25	-	$8.70	$8.60	-	$8.85
Transportation and Processing (per Boe)	$1.85	-	$1.95	$1.90	-	$2.00
Severance & Ad Valorem Taxes (as % of Revenue dollars)	6.5%	-	7.5%	6.5%	-	7.5%
Other Costs:
G&A per Boe	$3.25	-	$3.50	$3.40	-	$3.60
Interest Expense per Boe	$6.00	-	$6.30	$6.20	-	$6.40
DD&A per Boe	$21.20	-	$21.40	$22.20	-	$22.40
Supplemental Information:
Capital Expenditures (in Thousands)
Operations	$111,700	-	$120,300	$316,500	-	$362,000
Capitalized G&A (Note 5)	$7,000	-	$8,000	$28,000	-	$31,000
Capitalized Interest	$1,300	-	$1,700	$5,500	-	$7,000
Total Capital Expenditures	$120,000	-	$130,000	$350,000	-	$400,000

Basic Weighted Average Shares	43,700	-	43,900	43,700	-	43,800

Diluted Weighted Average Shares	44,200	-	44,400	44,200	-	44,400

Effective Tax Rate	39.0%	-	43.0%	45.0%	-	55.0%
Deferred Tax Percentage (Note 6)	95%	-	98%	95%	-	98%

Note 1:	Second quarter guidance estimates remain unchanged and are provided for convenience.
Note 2:	Swift Energy maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 3:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for natural gas sales.
Note 4:	Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of crude oil sales.
Note 5:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.
Note 6:
Does not include potential cash tax associated with recently announced South Texas joint venture transaction, which is yet to be determined but is estimated to be less than $1 million, primarily for Texas state income taxes.

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